Exhibit 15.1

Letter of Ernst & Young LLP Regarding Unaudited Information

Board of Directors and Shareholders
UnumProvident Corporation

We are aware of the incorporation by reference in Amendment No. 1 to the Registration Statement on Form S-3 (No. 333-100953) of UnumProvident Corporation for the registration of $1,475,000,000 of debt and equity securities of our reports dated May 7, 2002, August 6, 2002, and November 6, 2002 relating to the unaudited condensed consolidated interim financial statements of UnumProvident Corporation that are included in its Forms 10-Q for the quarters ended March 31, 2002 and June 30, 2002, and September 30, 2002.

/s/    ERNST & YOUNG LLP

Chattanooga, Tennessee
November 21, 2002